Exhibit 107

Filing Fee Table

           F-1

(Form Type)

                Prestige Wealth Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price(1)	Fee Rate	Fee(2)
Fees Previously Paid	Equity	Ordinary shares, par value $0.001 per share (3)	Rule 457(a)	1,150,000	$6.00	$6,900,000	0.0001102	$760.38
	Total Offering Amounts					$6,900,000		$760.38
	Total Fees Previously Paid							$2,232.35
	Total Fee Offset							$0
	Net Fee Due							$0

(1)	There is no current market for the securities being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price attributable to 150,000 additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.